Exhibit 1.1

Share Transfer Contract of Shenzhen TouZhiJia Financial Information Service Co., Ltd.

This agreement is made in Shanghai, China on September 1, 2017 by the following parties:

Transferee:

Puhui Equity Investment Co., Ltd

Address: No.1-110-376, Building 1, Oulujingdian Residential Area, Karasu, Horgos, Yili Prefecture, Xinjiang

Legal representative: Li Wei

Transferor:

1. Huang Huiping

Address: No.1 Xiadu, Pingzhai Village, Meixian Town, Youxi County, Fujian

ID number: 350426199205271020

2. Deng Wei

Address: Group 3, Guolugou Village, Yangchang Town, Nayong County, Guizhou

ID number: 522426198808030815

3. Zhang Tianyi

Address: Zhongshi Plaza, No.13 Jinger Road, Luohu District, Shenzhen

ID number: 230102197806262820

Target company: Shenzhen TouZhiJia Financial Information Service Co., Ltd.

Address: Room 201, Building A, No.1, Qianwan 1st Road, Qianhai Shenzhen-Hongkong Modern Service Industry Cooperation Zone, Shenzhen

Legal representative: Huang Shiqiao

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Partnership enterprises:

1. Shenzhen Rongnianxinyuan Investment Consultation Partnership (limited partnership)

Address: Room 1803-1805, Block B, International Chamber of Commerce Building, Fuhua Road, Futian District, Shenzhen.

Legal representative: Huang Shiqiao

2. Shenzhen Rongniantianyuan Investment Consultation Partnership (limited partnership)

Address: Room 201, Building A, No. 1, Qianwan 1st Road, Qianhai Shenzhen-Hongkong Modern Service Industry Cooperation Zone, Shenzhen (located at Shenzhen Qianhai Commerce Secretariat Co., Ltd.)

Legal representative: Huang Shiqiao

3. Shenzhen Youyuan Investment Management Partnership (limited partnership)

Address: No. 901, Building B1, Kexing Science Park, Keyuan Road, Yuehai Subdistrict, Nanshan District, Shenzhen

Whereas:

1.	In accordance with the Framework Agreement signed among Benefactum Alliance Business Consultant (Beijing) Co. Ltd., the transferor and the target company on June 14, 2017, the transferee shall take over all rights and obligations of Benefactum Alliance Business Consultant (Beijing) Co. Ltd. under the Framework Agreement, and indirectly holds 4.4538% equity interests in the Target Company (hereinafter referred to as “target equity”) through the following modes of acquisition:

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2.	Acquisition mode of the transferee

(1) The transferee indirectly holds 0.4550% equity interests in the target company by purchasing the shares of Shenzhen Rongnianxinyuan Investment Consultation Partnership (limited partnership) (hereinafter referred to as “Xinyuan Partnership”) owned by Huang Huiping (hereinafter referred to as “target share 1”);

(2) The transferee indirectly holds 0.9709% equity interests in the target company by purchasing the shares of Xinyuan Partnership owned by Deng Wei (hereinafter referred to as “target share 2”);

(3) The transferee indirectly holds 0.7175% equity interest in the target company by purchasing the shares of Shenzhen Rongniantianyuan Investment Consultation Partnership (limited partnership) (hereinafter referred to as “Tianyuan Partnership”) owned by Deng Wei (hereinafter referred to as “target share 3”);

(4) The transferee indirectly holds 2.3104% equity interests in the target company through Shenzhen Chuangdongfang Changchuan Investment Enterprises (Limited Partnership) (hereinafter referred to as “Chuangdongfang Partnership”) by purchasing the shares of Shenzhen Youyuan Investment Management Partnership (limited partnership) (hereinafter referred to as “Youyuan partnership”) owned by Zhang Tianyi (hereinafter referred to as “target share 4”);

(5) The abovementioned target share 1, 2, 3, and 4 are collectively referred to as the “target share”.

This Agreement is entered into by the parties through friendly negotiation in accordance with the Partnership Law of P.R.C., the Company Law of P.R.C. and provisions of the other relevant laws and regulations, and shall be observed by the Parties.

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Article 1 Definition

Unless the context otherwise requires, the following terms, as used herein, shall have the following meanings:

1.1 The agreement refers to this agreement and the supplementary agreement signed by the parties with respect to the matters prescribed in this Agreement.

1.2 The transaction refers to the indirect procurement of the target equity by the transferee through the purchase of the target shares.

1.3 Due Diligence Report refers to the Financial Due Diligence Report and Legal Due Diligence Report related to the transaction issued by the professional personnel appointed by the transferee after completion of due diligence on financial, legal and other relevant aspects of the target company and partnership enterprises.

1.4 Completed investment refers to the completion of the purchase of the target share and target equity by the transferee in accordance with the Agreement.

1.5 Transitional period refers to the period commencing from the date on which this Agreement is signed to the completion date of the change in business registration in respect of the target share by the partnership enterprises and the target company within the time limit set forth in this Agreement.

1.6 Controlled subsidiaries refer to the invested enterprise in which the target company or partnership enterprise directly or indirectly holds 50% or more of its shares or hold the largest portion of its shares, including the enterprise in which the company or the partnership enterprise has the actual control right by way of the articles of association, agreements or contracts.

1.7 Encumbrance refers to any warranties, pledge, mortgage, lien, tenancy, licenses, debt encumbrance, priority, restrictive warrant or conditions or any other kinds of restrictions, including but not limited to any other restrictions on usage, voting, transfer, proceeds, exercise of the ownership or any other rights.

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1.8  Material adverse change refers to any situation, change or influence of the following partnership enterprises and target company (including its controlled subsidiaries and affiliates) that act alone, or together with other situation, change or influence: (a) to cause or may cause significantly adverse effects on the assets, liabilities, results of operations or financial condition of the partnership enterprises or target company; or (b) to cause or may cause significantly adverse effects on the partnership enterprises or target company or their qualification on business or the ways of conducting business.

Heading used herein are intended for convenience only and shall not affect the interpretation of this Agreement.

Article 2 Conditions Precedent for purchase of the target share and target equity by the transferee

2.1 The parties of this Agreement confirm that purchase obligations of the transferee under this Agreement is subject to full compliance with all the conditions below:

(1) The parties have agreed to sign and formally signed this Agreement;

(2) The transaction has obtained consent and approval from the government, the partnership enterprises and its partners, the target company and its shareholders, and relevant third parties, including but not limited to the waiver of preemptive right of purchase by other partners or shareholders, the approval of transfer of the target share and target equity by board of shareholders or board of directors of the target company, or at the partners’ meeting of the partnership enterprise.

(3) Any modification to the Partnership Agreement shall be made in accordance with the terms of this Agreement, signed in writing by all partners, and such modification and signature of all partners shall be approved in writing by the transferee. The partnership enterprises and the target company are not allowed to make any modification to the Partnership Agreement and the Articles of Association without the prior consent of the transferee during the transitional period.

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(4) The partnership enterprises, the target company and the transferor have disclosed in writing the assets, liabilities, rights, interests, guarantee to third parties and other relevant information in connection with this Agreement and related to the partnership enterprises and the target company to the transferee truly, fully and completely.

(5) There is no material adverse change in the financial condition, results of operations and the like of the partnership enterprises or the target company, and there is no any form of profits distribution being conducted during the transitional period.

(6) The partnership enterprises and the target company have not created or allowed to create any encumbrance in respect of its assets or property during the transitional period. The partnership enterprises and the target company have not directly or indirectly disposed its main assets in any manner or undertaken any major liabilities.

(7) The transferor shall not transfer or impose pledge or other encumbrance on all or remaining shares involved, the equity of the target company without the prior consent of the transferee during the transitional period.

(8) The target company shall provide detailed written description of the transaction situation in the secondary trading markets as mentioned in the Due Diligence Report to the transferee, including counterparty, modes of transaction, invested products, risks, compliance or noncompliance with the Interim Measures for the Administration of the Business Activities of Online Lending Information Intermediary Institutions or other regulations issued by relevant regulatory institutions. In the event of any violation of any rules or regulations promulgated by regulatory institutions, the target company shall make corrections.

(9) The target company shall provide written description to transferee, which shall describe whether or not the large loan, capital transactions made between members of the management team of the target company (Huang Hairong, Huang Jiacheng, Deng Wei, Yan Yuan) and the target company as described in the Due Diligence Report comply with Articles of Association and other regulations of the target company, whether or not the transaction is conducted in accordance with the necessary approval procedures as stipulated in the Articles of Association, and the target company shall complete rectification work.

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(10) The target company shall procure the partnership enterprises and its general partners to provide written commitments to the transferee in respect of the independent decision-making right of the general partners and payment of capital contributions of the limited partners as stipulated in Partnership Agreements made by Xinyuan Partnership, Tianyuan Partnership, Youyuan partnership, Chuangdongfang Partnership respectively and disclosed in the Due Diligence Report. The written commitments shall specify: (A) The limited partners of each limited partnership enterprise have made capital contributions; (B) The general partners shall not deal with the external equity investment without authorization by the relevant resolution passed at a partners’ meeting.

(11) After the promulgation of Administration Measures for Recording of Online Lending Information Intermediary Institutions in Shenzhen (draft for comment), the target company shall provide written description on the execution of Online Lending Funds Depository Cooperation Agreement signed between the target company and the Huishang Bank on March 13, 2017.

(12) The partnership enterprises and the target company, as continuous operating entities, shall not act in a manner that is in violation of relevant laws and regulations.

2.2 In case any conditions precedent under this Agreement is not capable of being satisfied for any reason, the transferee is entitled to unilaterally rescind this Agreement by giving written notice and demand the transferor to refund the amount paid together with liquidated damages in accordance with the manner stipulated in Article 4.3.3 of the Framework Agreement, and the target company shall undertake the joint guarantee liability.

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Article 3 Transfer of the target share and target equity

3.1 The parties agree that the transferor indirectly transfers the target equity to the transferee by way of sale of the target share at the price of RMB 19.100008 million in accordance with the Framework Agreement.

3.2 After purchase of the target share by the transferee, the registered capital of the target company shall be RMB 10.10 million, and the transferee indirectly holds 4.4538% equity interest in the Target Company.

3.3 The transferee has paid 50% of the total purchase price to the transferor in accordance with the Framework Agreement, i.e., the transferee has paid RMB 1.02317 million to Huang Huiping, paid RMB 3.276834 to Deng Wei, paid RMB 5.25 million to Zhang Tianyi, and the amount paid is RMB 9.550004 million in total. The parties agree that the transferee shall pay in cash the remaining 50% of the purchase price to the collecting account of the transferor within 3 days after the investment conditions set forth in this agreement are satisfied.

3.4 The parties agree that the collecting accounts of the transferor under this Agreement are as followings:

Account name: Huang Huiping

Account No.:

Bank:

Account name: Deng Wei

Account No.:

Bank:

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Account name: Zhang Tianyi

Account No.:

Bank:

3.5 The parties agree that the transferee shall be deemed completion of his or her obligations under the Agreement once the total purchase price is paid in full by him or her in accordance with the provisions of this Agreement.

3.6 The transferee shall, after obtaining the target equity through purchase of the target share, have the right and bear the liabilities as a partner of the partnership enterprise and a shareholder of the target company in accordance with relevant laws, this Agreement and Partnership Agreement.

3.7 In case the transferee fails to transfer the purchase price to the collecting account of the transferor within the agreed time limit, he or she shall bear the corresponding liabilities.

Article 4 Procedures for Changes in Registration

4.1 The parties agree that the partnership enterprises shall issue a capital-contribution certificate to the transferee upon full fulfillment of the obligation under the Agreement by the transferee, at the same time, the transferee shall be registered as a partner in the List of Partners by the partnership enterprises. The partnership enterprises and the target company shall go through the procedures for alteration of industrial and commercial registration.

4.2 The partnership enterprises, the target company and the transferor represents and warrants that: (1) The alteration of industrial and commercial registration for the partnership enterprises in accordance with this Agreement shall be complete within 60 days after the purchase price is paid in full to the account designated by the transferor. (2)Should the matters prescribed in the Partnership Agreement that is submitted to the Industry and Commerce Department for filing by the partnership enterprises be found not in conformity with the description set out in this Contract, this Agreement shall prevail.

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4.3 In case the partnership enterprises or the target company delays in going through the procedures for changes in registration with administrative department for industry and commerce for more than 30 days, the transferee shall be entitled to terminate this Agreement by notice in writing;, the transferor shall refund the total amount received from the transferee together with interest at a rate of 1‰ per day within 15 working days after the termination of the Agreement, the partnership enterprises and the target company shall undertake joint liabilities for such refund.

4.4 The expenses for alteration of industrial and commercial registration or filing shall be borne by partnership enterprises and the target company.

Article 5 Repurchase and transfer of shares and equity

5.1 The transferee is entitled to require the transferor to repurchase all shares and target shares held by the transferee in the partnership enterprises in accordance with the following terms within 10 days upon occurrence of the following circumstances, the partnership enterprises and the target company shall undertake joint liabilities for the repurchase obligation of the transferor.

(1) In case of new financing is conducted by the target company after completion of this transaction, the transferee shall have the right to require the transferor to repurchase the target shares and target equity at the evaluated purchase price at the time of financing.

(2) The transferee is entitled to send the repurchase requirement in writing to the transferor at the repurchase price as set out in Article 5.2 within one month after lapse of one year from the completion date of the change in business registration of the partnership enterprises under this Agreement.

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(3) The target company fails to maintain the minimum investment of RMB 200 million per month to the associated platform of the transferee (hyjf.com) through its operating platform and relevant resources within one year from the completion date of the change in business registration of the partnership enterprises under this Agreement.

(4) The transferor, partnership enterprises and the target company commit any material breach of the Framework Agreement and this Agreement.

(5) The target company fails to complete the rectification acceptance within the periods specified by the national regulatory institution.

5.2 Apart from Article 5.1.1, the repurchase price of the shares and equity under this Agreement shall be calculated as follows: the interests shall be paid at the rate of 12% per annum calculated from the date of full payment of the purchase price by the transferee to the date of full payment of the repurchase price by the transferor, partnership enterprises and the target company.

5.3 The full payment for repurchase of shares and equity under this Agreement shall be made in cash within two months after the repurchase requirement in writing is sent by the transferee. All dividends received by the transferee from the partnership enterprises and the target company can be set off against the repurchase price.

5.4 In case the repurchase by the target company or partnership enterprises are restricted by law, the transferor shall raise money from legitimate channels to repurchase the target shares and target equity held by the transferee.

5.5 Under the following circumstances, the transferee is entitled to transfer all or part of target shares and target equity held by him, and the transferor is liable to repurchase such shares or equity at the repurchase price as set out in Article 5.2 of this Agreement. In case the conditions for purchase of such shares or equity offered by any third party are more preferential than the abovementioned purchase price, the transferee is entitled at its own discretion to transfer such equity or shares to the third party.

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(1) The interests of the partnership enterprises and the target company are materially impaired due to material credibility problem of the transferor, partnership enterprises or the target company, including but not limited to large sums of cash sales revenue off book without knowledge of the transferee.

(2) The partnership enterprises or the target company loses its ownership due to the auction of its valid assets in the course of exercising the mortgage right, or there exists such potential risks, and the partnership enterprises or the target company fails to take effective measures to minimum the affect within the reasonable period of time.

(3) The ownership of the shares in the partnership enterprises or the equity in the target company held by the transferor is substantially transferred in the course of exercising the pledge right, or there exists such potential risks

(4) The production and management, business scope of the partnership enterprises or the target company is adjusted substantially without the consent of the transferee.

(5) Based on common sense, reasoned and reasonable judgment, the transferee is subject to unfair treatment, he may suffer serious loss or hardly achieve his investment expectation if he continues to hold such target shares and target equity.

5.6 The transferor hereby jointly and severally guarantees that in case the transferee transfers or requires the transferor to repurchase all or part of the shares held by him in the partnership enterprises in accordance with this Agreement, the transferor shall procure general partners of the partnership enterprises to cast votes in favor of such repurchase or transfer at the partners’ meeting, and to sign relevant legal documents as necessary.

5.7 In case the transferor fails to repurchase the abovementioned shares or equity as required by the transferee, transferee shall be entitled to require the partnership enterprises and the target company to carry out liquidation ahead of the schedule. The transferor shall implement such liquidation for partnership enterprises and the target company as required by the transferee so as to realize withdrawal of the shares of the transferee.

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Article 6 Corporate governance

6.1 The parties consent to and warrant that the qualifications of partner(s) conducting partnership affairs in partnership enterprises and the directors, supervisors and senior administrators of the target company are in conformity with the provisions of relevant laws and regulations. The transferee shall have the rights to nominate partner(s) conducting partnership affairs, directors, supervisors and senior administrators in accordance with the Partnership Agreement, Articles of Association, the Partnership Law of P.R.C. and the Company Law of P.R.C.

6.2 In principal, the partnership enterprises and the target company are not allowed to engage in any connected transactions. In the event of unavoidable related transactions, the affiliated party shall withdraw from voting on the matters related to such transactions, and such resolution requires unanimity by non-affiliated parties.

6.3 The transferee, as a partner and indirect shareholder, shall have the right to know and to supervise the operation and management of the partnership enterprises and the target company. The transferee shall be entitled to access the information and materials related to the finance, management, operation, marketing and the like of the partnership enterprises and the target company. The transferee shall have the right to submit proposals to the management teams of partnership enterprises or the target company and to hear about the report from the management teams.

Article 7 Restrictions on new investor

7.1 The parties agree that the investment price provided to the new investors introduced by partnership enterprises or the target company in any manner after the execution of this agreement shall not be lower than that provided to the transferee under this Agreement.

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7.2 Upon completion of the proposed investment under this agreement, the transferee shall have the right of preemption to new financing conducted by partnership enterprises or the target company in any form in accordance with the percentage of their shares and equity holdings.

7.3 In case the final investment price or costs provided to the new investors is lower than that provided to the transferee under this Agreement in accordance with other agreements or arrangements, the transferor shall refund the difference to the transferee or transfer part of his shares or equity in the partnership enterprises or the target company to the transferee without compensation until the actual investment price or costs provided to the transferee is the same as that provided to the new investors.

7.4 The parties agree that, in case the right granted to any partner or shareholder by partnership enterprises or the target company is superior to that conferred to the transferee under this Agreement upon completion of the proposed investment, then the transferee shall automatically have the same rights as such partner or shareholder.

Article 8 Non-competition

8.1 The transferor shall not set up or in any way (including but not limited to in the capacity of shareholders, partners, directors, supervisors, managers, employees, agents, consultants and the like) participate in the setup of operating entities with operations or products identical or similar to that of the target company or with business connected with the target company. The shareholders, as the members of the management team, shall not concurrently work for other enterprises, regardless of what business the other enterprises are engaged in.

8.2 The transferor and the company undertake to facilitate the conclusion of the Non-compete Agreement between the company and the key managers and personnel, the Non-compete Agreement shall be satisfactory in form and substance to the transferee and shall at least cover the following items: They shall not engage in, or help others engage in, a business in any manner similar to or in competition with the Company during the terms of their employment, they shall not hold posts at enterprises with business connected with the company within 2 years after leaving the company, and they shall not hold concurrent posts at other companies or for-profit organizations during the terms of their employment.

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8.3 The transferor agrees that abovementioned key managers and technical personnel shall be liable for any damage to the interest of the target company and the transferee resulting from their violation of the Non-compete Agreement, and the transferor shall assume any joint and several liability.

Article 9 Possession and use of intellectual property

9.1 The transferor, partnership enterprises and the target company undertake and warrant that, unless otherwise provided in this Agreement, at and after the execution of this Agreement, the target company is the sole legal owner of its intellectual property rights and permits, including the company names, brands, trademarks, patents, product names and brands, web names, domain names, proprietary technologies and various licenses and permits. The abovementioned intellectual property or the legal measures taken for protecting such intellectual property have been approved by or recorded with related government agencies as necessary, all related expenses are paid on time to ensure the continuous validity of the abovementioned rights.

9.2 The transferor, partnership enterprises and the target company undertake and warrant that, at and after the execution of this Agreement, all technical popularization and marketing activities in connected with the company or its products shall be subject to authorization and / or license by the target company.

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Article 10 Liabilities and contingent liabilities

10.1 The transferor, partnership enterprises and the target company undertake and warrant that, unless disclosed to the transferee, there is no guarantee documents signed between the partnership enterprises or the target company and the third parties, and there are no undisclosed existing debts or liabilities. Should undisclosed contingent liabilities or other debts and liabilities are found, the transferor shall assume full responsibilities. In case the target company and partnership enterprises pay off abovementioned debts and liabilities, the transferor shall fully compensate the target company and partnership enterprises for the losses thus occurred to them within 5 working days after the actual loss had occurred.

10.2 The transferor warrants that, unless disclosed to the transferee, the target company and partnership enterprises are not involving in or may not involve in any action or other legal proceedings, have not undertaken illegal acts such as tax evasion, tax arrears, otherwise, the transferor shall take all legal liabilities occurred. If, in the opinion of the transferee, his interests are impaired or may be impaired due to the above reasons, he or she shall be entitled to unilaterally rescind the Agreement, and the transferor shall bear the liability for breach of the Agreement.

10.3 The transferor warrants that its representations and warranties to the transferee with respect of the target company and partnership enterprises are true, accurate and sufficient, otherwise, he or she shall assume all liabilities.

Article 11 Connected transactions and trade competition

11.1 The parties agree that the target company and partnership enterprises shall reduce and gradually eliminate connected transactions after signing this Agreement; for the necessary connected transactions, the related parties shall sign relevant agreement on a fair and equitable basis in accordance with the market price so as to clarify the rights and obligations of the parties; the internal decision-making process shall be performed in accordance with the Partnership Agreement, Articles of Association and relevant rules and regulations.

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11.2 The shareholders undertake not to possess or use without compensation the property of partnership enterprises and the target company, the shareholder or partner who possesses or uses the property of partnership enterprises or the target company shall pay consideration at a rate of 120% of the fair market value.

11.3 The shareholders undertake that they will not engage in any connected transactions that may harm the interest of the partnership enterprises and the target company during share-holding period, otherwise, they shall be liable to all losses caused therefrom.

11.4 The transferor warrants that, the transferor and its related parties do not, will not in any form, engage in or participate in a business or activity in direct or indirect competition with the major business of the target company or partnership enterprises.

11.5 The parties shall perform prudent duty and take action to stop any action conducted by shareholders, directors, managers and senior administrators of the target company in violation of provision of the Company Law and the Articles of Association with respect of trade competition, non-compete obligations and connected transactions, and inform other parties about such violation. For the connected transactions which is in conformity with the Partnership Agreement and Articles of Association and is approved by a resolution of a competent authority, the target company shall timely notify the parties of the pricing and the basis for pricing; the voting in connection with the connected transactions shall be carried out in accordance with recusal system set out in the Company Law and the Articles of Association.

Article 12 Undertakings and Warranties

The parties hereby severally and not jointly make the following presentations, undertakings and warranties:

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12.1 The transferee and the transferor have legally performed internal decision-making process on the target shares and target equity, the parties to this Agreement have obtained lawful and effective authorization to sign the Agreement.

12.2 The transferor warrants that he or she has the contracting and contractual capacity, has obtained necessary and lawful resolution, authorization or consent on transfer of the shares and equity, including but not limited to the approval at the partners’ meeting for transfer of his shares to third parties and waiver of preemptive purchase right, and such transfer is not in violation of any mandatory or prohibitive requirements set out in laws, regulations and policies of China.

12.3 The transferor warrants that he or she has the right to deal with the target equity and his shares in the partnership enterprise in accordance with relevant laws and policies, he or she is entitled to transfer the ownership, he or she has not imposed any pledge or security on the target share and target equity, and there is no rights and interests of the third party involved.

12.4 The transferor warrants that, unless disclosed to the transferee, the target company and partnership enterprises are not involving in or may not involve in any action or other legal proceedings, have not undertaken any illegal acts such as tax evasion, tax dodging, tax arrears, otherwise, the transferor shall take all legal liabilities occurred. If, in the opinion of the transferee, his interests are impaired or may be impaired due to the above reasons, he or she is entitled to unilaterally rescind the Agreement, and the transferor shall bear the liability for breach of the Agreement.

12.5 The transferor, partnership enterprises and target company warrant to timely provide the transferee with necessary and sufficient information of the target company and partnership enterprises, especially the information that has not yet been disclosed to the public, which helps the transferee to know more about the target company.

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12.6 The transferor, partnership enterprises and the target company have faithfully disclosed to the transferee the important information related to the transaction, all licenses, documents and other information required for conducting activities within the business scope by partnership enterprises and the target company; they guarantee the authenticity and legitimacy of such licenses, documents and information.

12.7 The transferor, partnership enterprises and the target company warrant that its representations and warranties to the transferee with respect to the information of target company and partnership enterprises are true, accurate and sufficient; if, in the opinion of the transferee, his interests are impaired or may be impaired due to the incorrect, false, misleading information provided by them, the transferee shall be entitled to unilaterally rescind the Agreement, and the transferor shall bear the liability for breach of the Agreement.

12.8 The transferee is well informed of the local policies, the assets of the partnership enterprises and target company, and is willing to assume the transferor’s rights and obligations after becoming the owner of the target shares and equity; at the same time, the transferee warrants to make full payment of transfer price and to go through relevant formalities in time in accordance with this Agreement.

12.9 The investment funds provided by the transferee are from legitimate sources, the resolution on the target shares and equity was passed at the shareholders meeting of the transferee in accordance with the Articles of Association of partnership enterprises and the target company.

12.10 The transferee will continue to provide full support to management personnel, technical personnel and employees of partnership enterprises and the target company without discrimination.

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12.11 The transferee will support partnership enterprises and the target company to perform the agreements signed with the existing clients and to proceed with the existing specific projects.

12.12 Any change to the content of undertakings and warranties as prescribed in this Article during the period from the date of execution of this Agreement to the completion date of registration of change of shareholders, including but not limited to impairment, transfer or guarantee of an asset or equity, distribution of dividends or bonus, or execution of new agreement by partnership enterprises or the target company, requires prior written consent from the transferee; otherwise, the transferee shall be entitled to terminate this Agreement, and the transferor and the transferee shall bear the responsibility for the breach.

Article 13 Liabilities for breach of contracts

13.1 Upon the effective date of this Agreement, the parties shall timely, fully and appropriately fulfill their obligations under this Agreement, the violation of any provisions of the Agreement by any party shall constitute a breach of this Agreement.

13.2 The parties agree that, unless otherwise agreed in this Agreement, the liquidated damages shall be calculated in accordance with the terms stipulated in the framework agreement.

13.3 In the event of breach of this Agreement, the non-defaulting party shall, in addition to paying the liquidated damages, indemnify the losses caused to the other party.

13.4 Payment of liquidated damages shall not affect the defaulting party to demand to continue performance of or cancel the Agreement, or claim against the other party for any loss arising therefrom.

13.5 No failure or delay in exercising any right provided by this Agreement or by law shall constitute a waiver of this or any other right. Any single or partial exercise of any rights provided by this Agreement or by law will not preclude any further exercise of such right or exercise of any other right.

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Article 14 Modification, rescission and termination of the Agreement

14.1 Any amendment or change to this Agreement shall be agreed upon by the parties, and it shall be effective only by a written agreement signed by the parties.

14.2 This Agreement can be terminated by the parties through consultation. In case the default by either party in the performance of any of its obligations under this Agreement is not cured within 30 days after receipt of written notice of such default from the non-defaulting party or such default behavior has occurred twice or more, the non-defaulting party shall have the right to terminate this Agreement unilaterally.

14.3 The party who proposes to terminate the agreement shall notify the other parties in writing, such notice shall become effective upon received by the other parties.

14.4 The termination of this Agreement shall not affect the rights of the non-defaulting party to require payment of liquidated damages and to claim damages to the defaulting Party.

14.5 Neither party shall transfer all or part of its rights or obligations under this Agreement without the prior written consent of the parties concerned.

Article 15 Settlement of disputes

15.1 The validity, interpretation and execution of this Agreement shall be governed by the relevant laws of the People’s Republic of china.

15.2 All disputes in connection with the Agreement shall be resolved through friendly discussion by the parties concerned, in case no resolution is reached, the dispute shall be submitted to Shanghai Arbitration Committee for arbitration in accordance with its rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon the parties.

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15.3 In the course of arbitration in accordance with the arbitration proceedings, except for the matters to be arbitrated, the remainder of the Agreement shall remain in full force and effect. The parties shall continue to exercise their respective rights and fulfill their obligations under this Agreement, except for the obligations involved in the part which is under arbitration.

Article 14 Supplementary provisions

16.1 Except as otherwise set forth in this Agreement, each party shall pay the costs and expenses incurred by such party incident to negotiation, preparation, execution and performance of this Agreement and the documents referred to in this agreement. The expenses for approval of the target share transfer, audit, the change in business registration and the like shall be borne by the partnership enterprises and target companies respectively, the parties shall respectively bear to pay related taxes and fees.

16.2 If there is anything not covered in this Agreement, the Parties shall enter into a written supplemental agreement, which shall form an integral part of this Agreement and have the same legal effect as this Agreement.

16.3 The Agreement shall become effective as of the date of signature and seal of the Parties. This Agreement shall be written in Chinese and made in decuplicate, the transferee and the target company shall hold two sets of the original version respectively, each of the remaining parties shall have one set of the original version, and all the original sets shall have the same legal effect.

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(The remainder of this page is intentionally left blank for signature of the parties concerned) Transferee (seal) Puhui Equity Investment Co., Ltd

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Transferor (signature)

1. Huang Huiping

2. Deng Wei

3. Zhang Tianyi

Target company (seal):

Shenzhen TouZhiJia Financial Information Service Co., Ltd.

Partnership enterprises (seal):

1.	Shenzhen Rongnianxinyuan Investment Consultation Partnership (limited partnership)

2.	Shenzhen Rongniantianyuan Investment Consultation Partnership (limited partnership)

3.	Shenzhen Youyuan Investment Management Partnership (limited partnership)

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